UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   SELF                SHANNON
   POST OFFICE BOX  61091


   OKLAHOMA CITY, OK  73146
2. Issuer Name and Ticker or Trading Symbol
   Chesapeake Energy Corporation (CHK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   07/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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
Common Stock                                  07/08/02    X        2,500         A  $1.3334      17,794         D  Direct
Common Stock                                                                                     17,782         I  by Partnership

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $0.5556                                                                                 04/19/04
(right to buy)
Non-Qualified Stock Option     $0.6667                                                                                 12/15/03
(right to buy)
Non-Qualified Stock Option     $0.7089                                                                                 09/30/03
(right to buy)
Non-Qualified Stock Option     $1.0000                                                                                 01/04/09
(right to buy)
Non-Qualified Stock Option     $1.1300                                                                                 10/01/08
(right to buy)
Non-Qualified Stock Option     $1.3334         07/08/02       X                          2,500                         02/11/03
(right to buy)
Non-Qualified Stock Option     $1.3750                                                                                 04/01/09
(right to buy)
Non-Qualified Stock Option     $2.2500                                                                                 01/03/10
(right to buy)
Non-Qualified Stock Option     $2.4311                                                                                 10/11/04
(right to buy)
Non-Qualified Stock Option     $3.0000                                                                                 07/01/09
(right to buy)
Non-Qualified Stock Option     $3.2500                                                                                 04/03/10
(right to buy)
Non-Qualified Stock Option     $3.3889                                                                                 12/16/04
(right to buy)
Non-Qualified Stock Option     $3.8100                                                                                 10/01/09
(right to buy)
Non-Qualified Stock Option     $4.0000                                                                                 07/01/08
(right to buy)
Non-Qualified Stock Option     $5.6000                                                                                 10/01/11
(right to buy)
Non-Qualified Stock Option     $5.8100                                                                                 04/01/08
(right to buy)
Non-Qualified Stock Option     $6.4500                                                                                 07/02/11
(right to buy)
Non-Qualified Stock Option     $6.4734                                                                                 10/10/05
(right to buy)
Non-Qualified Stock Option     $6.6900                                                                                 01/06/08
(right to buy)
Non-Qualified Stock Option     $6.6900                                                                                 01/02/12
(right to buy)
Non-Qualified Stock Option     $7.2500         07/01/02       A         10,000                                         07/01/12
(right to buy)
Non-Qualified Stock Option     $7.3800                                                                                 07/03/10
(right to buy)
Non-Qualified Stock Option     $7.5600                                                                                 10/02/10
(right to buy)
Non-Qualified Stock Option     $8.0600         04/01/02       A     V   8,750                                          04/01/12
(right to buy)
Non-Qualified Stock Option     $8.2500                                                                                 04/02/11
(right to buy)
Non-Qualified Stock Option     $8.7500                                                                                 07/01/07
(right to buy)
Non-Qualified Stock Option     $9.0000                                                                                 01/02/11
(right to buy)
Non-Qualified Stock Option     $10.6900                                                                                10/01/07
(right to buy)
Non-Qualified Stock Option     $30.6250                                                                                10/08/06
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option               Common Stock                   22,500                    22,500        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   45,000                    45,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   11,616                    11,616        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,250                     6,250         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,250                     6,250         D   Direct
(right to buy)
Non-Qualified Stock Option     07/08/02  Common Stock                   2,500                     12,800        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,250                     6,250         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,250                     6,250         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   45,000                    45,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,250                     6,250         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   7,500                     7,500         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   45,000                    45,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,250                     6,250         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,250                     6,250         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   8,750                     8,750         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,250                     6,250         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   8,750                     8,750         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   45,000                    45,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   3,750                     3,750         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   8,750                     8,750         D   Direct
(right to buy)
Non-Qualified Stock Option     07/01/02  Common Stock                   10,000                    10,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   7,500                     7,500         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   7,500                     7,500         D   Direct
(right to buy)
Non-Qualified Stock Option     04/01/02  Common Stock                   8,750                     8,750         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   7,500                     7,500         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   3,750                     3,750         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   7,500                     7,500         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   3,750                     3,750         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   20,000                    20,000        D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Jennifer M. Grigsby
    For: Shannon T. Self
DATE 08/05/02